Exhibit 99.1
On April 19, 2013, The Interpublic Group of Companies, Inc. held a conference call. A copy of the transcript of the call follows:

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer
Frank Mergenthaler
Executive Vice President and Chief Financial Officer
Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan John Janedis UBS Securities William Bird Lazard Capital Markets David Bank RBC Capital Markets Matt Chesler Deutsche Bank Securities Benjamin Swinburne Morgan Stanley	Robert Fishman Nomura Peter Stabler Wells Fargo Securities Tim Nollen Macquarie Daniel Salmon BMO Capital Markets James Dix Wedbush Securities Brian Wieser Pivotal Research

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning and welcome to the Interpublic Group first quarter 2013 earnings conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may begin.

Jerry Leshne, Senior Vice President, Investor Relations:
Good morning. Thank you for joining us.
We have posted our earnings release and our slide presentation on our website, interpublic.com, and will refer to both in the course of this call. This morning we are joined by Michael Roth and Frank Mergenthaler. We will begin with prepared remarks, to be followed by Q&A. We plan to conclude before market open at 9.30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our company, which are subject to the uncertainties in the cautionary statement included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning as we review our first quarter results. As usual, I'll begin by covering the key highlights of our performance. Frank will then provide additional detail on the quarter. And I'll conclude with an update on our agencies, to be followed by Q&A.
We are pleased to report a first quarter that represents a solid beginning to 2013. This includes revenue growth consistent with our targeted range for the full year, continuing discipline on expenses, and further return of capital to shareholders, including an additional share repurchase authorization and a higher dividend, as previously reported. On top of that, during the quarter we won a number of new business assignments in highly competitive circumstances. Year-to-date, we are solidly net new business positive, and our pipeline of opportunities is promising.
Beginning with revenue, our organic growth rate in the quarter was 2.3%. This is on top of 2.8% growth a year ago and in line with our full-year target range of 2 to 3% organic growth.
Regional performance was led by double-digit organic growth in three important areas of the world: LatAm, the U.K. and the Middle East. In AsiaPac, our growth was 4.3%, on top of 16.9% a year ago, very strong performance in light of that difficult comparison.
In Continental Europe, our organic change was a decrease of 5.8%, which reflects the ongoing challenges of that region's overall economic environment. As we've indicated previously, a recovery in Europe has not been factored into our annual targets. It's also worth noting that the region represents 10% of our total revenue for the quarter.
Overall, our international organic growth was 4.9%.

In the U.S., organic revenue growth was one-half of one percent, reflecting some trailing account losses that are front-loaded in the first half of the year. For the full year, we anticipate competitive domestic organic growth. During the quarter, we had a strong performance at many of our agencies, including our marketing services specialists within CMG, our Media business, and at a number of our domestic integrated agencies.
Turning to operating expenses, results reflect continued, careful cost management. Total headcount grew by less than one percent sequentially. It's worth noting that severance expense was elevated in Q1, due to both headcount actions in Europe and the transition of senior leadership at some of our agencies.
Office and general expenses were also very well controlled across all major categories, such as occupancy, travel and office supplies. While pass-through expenses increased from a year ago, these result from higher business activity and are directly offset by revenue growth.
Heightened activity on the new business front in Q1 meant a level of up-front investment in payroll, temporary labor, and general expenses in the quarter. Our account wins during the first three months of the year position us to leverage that investment going forward.
Another Q1 highlight was continued share repurchases. During the quarter, we bought back 6.2 million shares, using $76 million, and our Board has increased our authorization by $200 million, to a total of $500 million. And in February, as reported, our Board also increased our quarterly dividend by 25%.
Since initiating our return of capital programs two years ago, we have returned a total of $1.1 billion to shareholders, in dividends and through the repurchase of 81 million shares. We retired an additional 33 million dilutive share equivalents through the redemption of convertible debt.
Our Q1 seasonal loss per share was $0.14, compared to a loss of $0.10 a year ago. Our average shares outstanding decreased 5.3%. Over the course of the year, we should continue to see benefits from the reduced outstanding share count in our EPS performance.
A noteworthy trend for us in the quarter was the number of client new business wins that we've begun to see. These were led by our success in securing Chevrolet's branding work in the U.S., adding to our global responsibilities on that iconic brand, as well as the global SABIC assignment, won in a holding company shootout, and the retention of the U.S. Postal Service. And of course the highly competitive Acura win. I'll have more on this in my agency-specific closing remarks, but it goes without saying these were very encouraging developments.
Now, I'll turn things over to Frank for some additional color on the quarter, and I'll rejoin you after his remarks for an update on the tone of our business.

Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Thank you, Michael. Good morning. As a reminder, I will be referring to the slide presentation that accompanies our webcast.
On Slide 2, you'll see an overview of results.

•
Organic growth was 2.3%. That includes 4.9% growth internationally, where the standouts were LatAm and the U.K. In the U.S., growth of 0.5% includes some very strong agency performances and also has the impact of accounts lost last year, most of which we should cycle through by mid-year.

•	Our seasonal operating loss in the quarter was $42 million, compared with a loss of $39 million a year ago.

•	We had $1.65 billion of cash and marketable securities on the balance sheet at quarter end, which includes our pre-funding from last year of this year's debt reduction.

Turning to Slide 3, you'll see our P&L for the quarter. I'll cover revenue and operating expenses in detail in the slides that follow.

•
It is worth pointing out that the tax benefit on our seasonal pre-tax loss was $12 million this year, compared to $19 million a year ago, due to some volatility in our effective tax rate, caused by the jurisdictions of the specific agencies generating the losses.

•	Our average share count for the quarter was 414 million, compared with 438 million a year ago, a decrease of 5.3%.

•
We had 429 million basic shares outstanding on March 31, which is higher than the Q1 average because it includes the conversion in mid-March of essentially all the $200 million of our 4.75% convertible debt into 16.9 million common shares, which were already in our diluted share count. With the action of our Board to increase our repurchase authorization by $200 million, we intend to address those new basic shares over the balance of this year. The total of our repurchase authorizations remaining at the end of Q1 was $524 million.

Turning to operations on Slide 4:

•
Revenue in the quarter was $1.54 billion, an increase of 2.4%. Compared to Q1 2012, the impact of the change in exchange rates was a negative 80 basis points, while net acquisitions and dispositions added 90 basis points. The resulting organic revenue increase was 2.3%.

•
By client sector, our first quarter was led by strong continuing growth in Auto & Transportation. We had mid-single-digit growth in several sectors: Tech & Telecom, Health Care and Financial Services. Our Consumer Goods sector was up, but only slightly. We had decreases in Retail and Food & Beverage, the latter due in part to client turnover last year.

•
As you can see on the bottom half of this slide, the organic change at our Integrated Agency Network segment was a negative 0.1%. This reflects the effect of client losses that fall mainly in the first half of 2013.

•
At our CMG segment of marketing services specialists, organic growth was 14.0%, reflecting increases across our Events, Branding and Public Relations disciplines, and double-digit growth in both in the U.S. and international markets.

Moving on to Slide 5, revenue by region:

•
In the U.S. organic growth was one half of one percent, which reflects strong growth at several of our agencies, offset by the impact of certain account losses last year. It's worth noting that total U.S. growth was 1.7%, which includes our domestic acquisitions over the past year.

•	Turning to international markets:

◦	The U.K. increased 10.1% organically, reflecting strong growth in marketing services at CMG, at our Media business, and at McCann.

◦
Continental Europe decreased 5.8% organically. There was a notable decrease in a number of the smaller national economies across the region. In addition, France decreased somewhat more than recent trend, while Germany was flat.

◦
In AsiaPac, our largest market outside the U.S., organic revenue growth was 4.3% in Q1. That is on top of two years of double-digit increases in Q1. We continue to expect strong growth for the full year. Among our largest markets in the region, we saw the strongest Q1 growth in Australia and India.

◦	In LatAm, Q1 organic revenue growth was 16.1%, powered by performance at McCann that includes a number of new client wins. We also had strong growth in our Media business.

◦	Our “Other Markets” group increased 9.1% organically, driven by strong performance in the Middle East.

Moving on to slide 6, we chart the longer view of our organic revenue change on a trailing-12-month basis. The most recent data point is 0.6%, which is updated to include Q1-13 and the roll-off of Q1-12. We have targeted 2%-3% for the full year 2013 on our February call. Our growth in the first quarter and net account wins put us in a strong position to achieve this target.

Moving on to Slide 7, operating expenses. Our agency leadership continued to manage expenses effectively, while also investing in growth areas of the business around the world.

•	Total salaries and related expenses were 73.4% of revenue in Q1, compared to 73.3% last year.

◦
Severance expense was higher this year by $5 million, or 30 basis points in the comparison. Again, it bears mention that while Q1 is a small revenue quarter, we recognize expenses relatively evenly across the four quarters, and this is reflected in the seasonality of our results.

◦	Our total headcount at quarter-end was 43,600, a year-on-year increase of 2.7%.

▪
The increase reflects organic investment and our acquisitions to support growing disciplines, such as Media and Public Relations, as well as digital services throughout our agencies. It also reflects growth in markets such as China, India and Brazil and some staffing and investment as a result of increased new business pitches and wins.

▪
Offsetting these investments were net reductions in certain markets, such as Continental Europe. Our focus there has been managing our work force for efficiency and positioning for growth when it does eventually return.

▪	Severance expense was 1.7% of Q1 revenue, compared with 1.4% a year ago.

◦	Our incentive expense in the quarter was 4.0% of revenue, compared to 4.4% in Q1 2012.

▪
The decrease was due in part to lower long-term incentive accruals for performance periods that include last year, when we underperformed relative to our targets. Again, keep in mind that Q1 is our smallest revenue quarter.

▪	For the full year, we continue to expect total incentive expense in the range of 3.5% to 4% of revenue.

•	Turning to office and general expenses on the lower half of the slide:

◦	O&G was $453 million, compared to $441 million a year ago. This increase of $12 million is due almost entirely to higher pass-through expenses, which are offset in revenues, and are profit-neutral.

◦
Compared to a year ago, we drove 20 basis points of operating leverage in each of the three areas: our occupancy expense, professional fees and travel & office supplies. Our teams continued to do terrific work in maximizing efficiencies.

◦	The offset in Q1 was in our Other O&G category, which includes the pass-through expenses.

◦	In total, office and general expenses were 29.4% of revenue, compared with 29.3% a year ago.

On slide 8, we show our operating margin history on a trailing 12-month basis. The most recent data point is 9.7%. As we said on our Q4 call, our target level for this year is to improve 50 basis points to 10.3%, on the way to our objective of fully competitive profitability.
Turning to the current portion of our balance sheet on slide 9, we ended the quarter with $1.65 billion of cash and short-term marketable securities, compared to $1.59 billion a year ago, an increase of approximately $60 million. The comparison includes over $480 million returned to shareholders in the last 12 months in the form of our share repurchases and common stock dividends, as well as $800 million on the balance sheet this year from our November debt issuance.
On slide 10, we turn to our cash flow for the quarter:

•
Our use of cash in operations was $775 million, compared with the use of $498 million a year ago. As a reminder, cash flow in our business is seasonal. Our working capital tends to generate cash in the fourth quarter, which is followed by the cash use in the first quarter. In this year's first quarter, cash used in working capital was $722 million, compared with the use of $445 million a year ago.

•	In terms of our investing activities, we used $51 million in Q1 for acquisitions and cap-ex.

•	Our financing activities used $104 million, which includes $76 million for the repurchase of 6.2 million shares, at an average price of $12.17 per share. Our common stock dividend used $31 million.

Slide 11 charts our debt reduction over the last few years. Our total outstanding at March 31 includes $600 million of double carry from our debt issued in November 2012. That number had been $800 million on December 31. Our $200 million 4.75% convertible notes were exchanged for equity in March, at the election of noteholders, following the exercise of our call. Looking ahead, we plan to call our $600 million 10% notes in July, which will end this short period of double-carry and result in significantly lower interest expense.
In summary, on Slide 12, we are pleased with our operating performance and new business in the quarter. We continue to effectively manage costs and believe we remain on track to deliver our financial objectives for the year.
Now let me turn it back over to Michael.

Mr. Roth:
Thank you, Frank.
The combination of a solid first three months, new assignments coming on-stream and our proven ability to closely manage the business puts us in a position to achieve our financial targets for 2013 of 2 to 3% organic revenue growth and 50 basis points of improvement in operating margin.
Performance from our operations in high-growth markets continues to be very good in terms of revenue growth. We are also seeing the benefits of our longstanding commitment to embedded digital talent and expertise across all agencies and capabilities. Whether at our U.S. integrated independents, our global networks or our marketing services specialists, digital talent accounts for a significant majority of the hiring we are doing throughout the Group.
For example, with over 500 professionals from a range of disciplines, the social media capabilities that have been developed organically within CMG are among the most powerful in our industry. This is a key reason why, during the quarter, we continued to see the group - including Weber Shandwick, GolinHarris, Octagon, Jack Morton and FutureBrand - win market share, lead the industry in terms of creative recognition and add to their deep bench strength of management talent.
At McCann, we have begun to see demonstrable progress from the newly configured leadership team. The consolidation of Chevrolet business at Commonwealth with McCann is a testament to the agency's creative and strategic capabilities. The IPG SABIC win was led by a Weber Shandwick, Jack Morton and McCann collaboration. And the recent win of the U.S. Postal Service is another sign that the agency is gaining traction. Just last week, McCann New York was named “Agency of the Year” by the Art Directors Club, following on other high-profile honors at leading Asian and European creative awards competitions.
Similarly, at the Festival of Media Asia, our Mediabrands unit was also the most awarded group of agencies. The new organizational model that Mediabrands recently introduced is making more of our top talent accessible to clients, and this has been very well received. And we continue to see upside in leading-edge capabilities such as The Audience Platform, which spans areas such as mobile and social, as well as the Cadreon automated trading desk. Our recent acquisition of the leading digital media agency in India, Interactive Avenues, as well as a mobile transaction in Australia, will help Mediabrands to further build out these strong capabilities.
Of course, having highly competitive digital specialists, like R/GA, Huge and MRM, enhances our overall digital offering. R/GA recently added offices in Austin and Los Angeles to its growing network, while Huge has expanded into San Francisco and Portland to support client needs. MRM is working closely with McCann on a number of major client initiatives and was recently named a “Top Interactive Agency” by BtoB Magazine.
Another area of the portfolio in which we have a number of outstanding agencies is among our integrated U.S. independents. Mullen's performance in the marketplace has been outstanding, capped by their Acura win. We are also seeing good results and an evolution in the go-to-market strategies at Hill Holliday, Deutsch and The Martin Agency. A number of these agencies are combining more regularly with Lowe to collaborate on new business requiring global or pan-regional solutions. Lowe's performance in the quarter was solid. Of course, the agency's creative reputation continues to grow, and we are looking forward to strong performance from them again at this year's upcoming Cannes awards competition.
At Draftfcb, we've begun to add to the agency's creative talent base, with significant new hires in North and LatAm and the promotion of a long-time top talent to the European Chief Creative role. This is all ahead of the arrival of Carter Murray, who we named CEO a month back. Despite knowing of the possibility that Carter's starting date could be delayed, we feel strongly that we've recruited the right person for the role and that he will bring the vitality, deep understanding of brands and client relationships and new business drive that Draftfcb needs to go forward.
In conclusion, we are pleased with the Q1 results. Of course, we know that this is traditionally our smallest revenue period of the year. And we have consistently cautioned against putting too much weight, whether it be positive or negative, on any single quarter's results.
But, since the beginning of the year, we've begun to build significant new business momentum. We have a proven track record of controlling costs and managing to the margin. Therefore, we remain comfortable with our full-year financial goals for 2013.
The significant deleveraging that we have accomplished and the strength of our balance sheet provide additional levers that allow us to support the needs of the business by investing in talent and targeted M&A, while simultaneously returning capital to our owners.
This combination of factors - outstanding agency brands with strong capabilities in high-growth areas such as digital and emerging markets, plus a focus on cost management and a strong financial foundation - positions us well to create significant shareholder value this year and beyond.
With that, I'd like to thank you for your support and open the floor for questions.

QUESTIONS AND ANSWERS
Operator:
. . . Your first question comes from Alexia Quadrani, JPMC.
Alexia S. Quadrani, J.P. Morgan:
Thank you very much.
Just a couple questions. First, could you give us any color about what domestic organic growth would have looked like if you didn't have those headwinds? Even generally, would it look more like the Company-wide number you delivered, or around your target? And then the second question, you mentioned incremental expenses, that you are building up in front of the new business wins you recently pulled in: will we see some of those expenses in front of a lot of the revenues in the second quarter?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Let me talk about the headwinds. We had previously said last year, for the full year the headwinds would be in the 50 to 100 basis points. However - for the year - but we also said it would be front-ended. So you can assume - and since it was more weighted in the U.S., about 2% in the first quarter were the headwinds. If you take the 2% and add it to be 0.5%, that should give you a reasonable idea in terms of what the U.S. organic would have been. I might add that the similar headwinds are in the second quarter, Alexia.

As far as the expenses go, there's no question that we had pitch expenses in the first quarter, which fortunately resulted in new business wins, and some, as indicated, we had some additional severance in the first quarter. So what we do is, we obviously spread out incentives and things like that for the full year, and we built up some expenses in the first quarter that we expect to see convert to revenue for the balance of the year. Obviously, new business comes on over a period of time. It all doesn't come in at one particular time. But certainly the expenses that we incurred in the first quarter will give rise to revenue.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And you still have, Alexia, have some pressure in the second quarter, because of the timing. People are working against these new business opportunities now, and when the revenue comes on-stream it may be a little bit disjointed with the expenses being incurred.
Ms. Quadrani:
So the expense may be a little bit front-end loaded in Q2 -
Mr. Mergenthaler:
Yes.
Ms. Quadrani:
- versus the revenue, but should you still see some of the revenue from the new business? And I know you - I know there's always business coming in and out; I'm talking about more the bigger headline wins - will you see some of those come in in Q2?
Mr. Roth:
We will see some of it in the second quarter, and the rest in the third and fourth quarters.
Ms. Quadrani:
Okay, thanks very much.
Mr. Roth:
Thank you, Alexia.

Operator:
Your next question comes from John Janedis, UBS.
John Janedis, UBS Securities:
Thanks, good morning.
Michael, it seems like you've got a much broader auto client base versus a couple of years ago. I'm wondering, has the mindset among clients changed in terms of conflicts to compete for the business, and if so, is that a trend across industries?

Michael Roth, Chairman of the Board and Chief Executive Officer:
It's a fair question, John. In the old days, each of the holding companies were sort of wedded to one of the big majors. We still are, candidly. It's by agency, and I think what it shows is the depth of our talent across all the different agencies that we have. So clearly McCann is a General Motors agency, and we'd like to think that will continue, obviously, by adding the additional Chevy work. But the other strong agencies are out there, and, yes, the competitive nature of this, and the conflict issues throughout our industry, has been dealt with more on an agency basis than a holding-company basis, which frankly is good for us.
Mr. Janedis:
Okay, good. Then, Frank, can you help us think a little bit more about your margin expansion this year? Meaning, you've obviously done a great job in O&G over the past few years, but of the 50 bps of margin target for this year, is that split fairly evenly between O&G and SRS?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
I think you will see more of it, John, in the SRS line -
Mr. Janedis:
Okay, great.
Mr. Mergenthaler:
- as we convert growth.
Mr. Janedis:
Thank you.
Mr. Roth:
Yes, I might add, John, we still have some agencies that are conflict-free on the auto side. So we have room to grow here. But of course, it's on an agency-by-agency basis, and we do have other agencies working on General Motors as well, and we're very cognizant of conflict issues.
Mr. Janedis:
Thanks.

Operator:
Your next question comes from William Bird, Lazard.
William Bird, Lazard Capital Markets:
Good morning.
I was wondering if you could just talk about your credit. What has S&P laid out as a requirement to get pushed up to investment grade?

Michael Roth, Chairman of the Board and Chief Executive Officer:
You know, we think that we are there. And the issue continues to be consistency in terms of our performance. And if you just look at the percentages, and debt-to-equity, and all the metrics that are typically used as evidenced by the other rating agencies that do have us as investment grade, we think that they should be there. But again, frankly, last year's results - which had a bit of a hiccup if you look at it from our stated objective - that goes to the issue of consistency. So our goal is to continue to deliver as we promise, show it on a consistency basis, and we would expect to see that reflected.
Mr. Bird:
Separately, Michael, could you talk a little bit about McCann? Can you talk about whether there's been any tweaks or changes in strategy since the change in leadership?
Mr. Roth:
Well, I think the fact that we've seen some good traction on business wins indicates our confidence in the marketplace, in new management, as well as the capabilities of McCann. Strategy, I think what we are focusing on is clearly retention of our existing clients. One of the great strengths of McCann is its global client portfolio, and I know Harris and the entire team have been focused on servicing those multinational clients and making sure they're getting the best we have to offer. So that strategy has always been there.
But it is much more concentrated now, and now McCann is out there in terms of pitching new business and converting to wins, which we've seen. The U.S. Post Office, although it was an IPG client at Campbell-Ewald, it is nice to see McCann -there was a competitive pitch among a very, a number of agencies - to see McCann win that. And I think they're on the front foot in terms of new business efforts out in the marketplace. They're in a number of finals in terms of new business pitches.
So I think the morale there is much higher; the talent is stronger. Just yesterday we announced some major changes in terms of new people, particularly at McCann Erickson. So I'm very encouraged by what we are seeing in McCann, and the strategy is very simple: service your existing clients, grow from within, and win more than your fair share of new business pitches.
Mr. Bird:
And on severance, do you expect that to be up in the June quarter as well?
Mr. Roth:
We always state that the severance numbers - we use a 1% to model. Of late, we've seen it a little bit higher. We are still sticking to the 1% in terms of the modeling, but as you go through the transition that we've been going through, and when you see the economic environment in Europe, we're always looking to right-size our businesses to match revenue. So, I would say you're going to see severance slightly higher than 1%, possibly, but again, I continue to drive towards the 1%.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Bill, people get compensated on the margin they deliver. So if their - if severance creeps up, they've got to absorb that through revenue growth or other cost reductions.
Mr. Bird:
Thank you.

Mr. Mergenthaler:
You're welcome.

Operator:
Your next question comes from David Bank, RBC Capital Markets.
David Bank, RBC Capital Markets:
Thank you.
Two questions. The first one, I think there's a decent amount of visibility in terms of what's going on from a domestic side, given the new business wins and the comping against the losses. And so I think we see the progression there. Can you give a little more color on the international side, particularly the growth in regions like the U.K., which I think were really surprisingly strong for the quarter? What's the sustainability of that trend? What specific drivers, more on the international side?
Then, second question - sorry for the long question - but under the no-good-deed-goes-unpunished category, the new business momentum has been really good, the margin discipline has been really solid. What has to go wrong for you not to hit these targets? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, let me answer that one. The easy part of that is the macro environment. We always said there's no structural reason for us not to continue to expand margin and attain our goal of competitive margins. So what we look at very carefully, obviously, is the macroeconomic environment, and so we are subject to that. We can't do much about it. We can be, as you indicated, we can be very focused on cost discipline and managing our businesses, but without growth in the overall economic environment, it's tough to expand margins, and frankly that was proven for us in 2012. We've always said that if we see growth, certainly in the 2% to 3% range, we should be able to expand our margin, as indicated by our goal to expand by 50 basis points for 2013. So again, I think the real - the answer here is macroeconomics. That can go wrong.
You always worry about losing clients, especially given the size of our multinational clients. But I'm very comfortable right now, certainly with the changes we've made in McCann, and the effort that's being made across all of IPG, to keep that back door closed. I'll say that now and tomorrow we'll find out something, but we're very focused on client retention. Because I've always said that so much of our new business comes from organic growth from our existing client base, and that's where we have to continue to be very strong.
On your question of International, look, McCann in Latin America is very strong. We've seen strength in Latin America across all of our global networks. Lowe is very strong in Latin America; Draftfcb. So what's great about that is, what you get is, when you have three global networks, like we have, and we see recoveries in certain markets - India is another example where we have very strong global disciplines and agencies, and they're performing well -so it's not by accident that when you see one region down and other regions are up, we're participating in that. In the U.K., we certainly have a very strong Events business. One was, last year we had, of course, the Olympics, and that was reflected in our strong growth in the U.K. But if you were to take the Events business out of the U.K. in the first quarter - and, again, it is just one quarter - but I believe we had a 6% organic growth without the event, special event. So we have McCann, our Media business, are all solid in the U.K. Obviously, Lowe. So we have very strong offerings in the U.K. It always has been an important market for us, and I'm pleased to see that kind of result in that very competitive environment.

Mr. Bank:
Okay, thank you.
Mr. Roth:
Thank you.

Operator:
Your next question comes from Matt Chesler, Deutsche Bank.
Matt Chesler, Deutsche Bank Securities:
Good morning, thanks for taking the question.
The momentum that you are talking about shows that you're making really good progress on improving the performance of a number of your agencies and your networks, particularly McCann and McCann Erickson in the U.S. So presuming that you keep the back door shut and the progress continues into the back of the year, when you look across your portfolio, what are the other areas of the business that you would want to catch up and still expect some significant improvement from to take you from where you hope to be at the end of 2013 to where you want to be in 2014? And I ask the question, not to focus on the negative, but to think about where the opportunity will be after we get to wherever you hope to be at the end of the year?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Lowe continues to be, the progress of Lowe - I indicated we had good solid results from Lowe in the first quarter - we still have room for improvement in terms of the margin expansion at Lowe. So that certainly is one of the things that we've been focusing on very carefully and investing in Lowe to increase. They've done a great job in focusing on their key markets and talent and leveraging their global capabilities where needed. So we are looking for improvement in margin at Lowe.
Obviously, Draftfcb is another area, and the fact that we're bringing Carter onboard and the investments we're making at Draftfcb in talent is an indication that we are addressing the issue that we did have some client losses at Draftfcb. And although we're very comfortable with our client base at Draftfcb, we want to make sure it stays that way, and we are backing - we had some client wins at Draftfcb; we want to continue that momentum - but that's an area, with Carter coming onboard, we expect to see investments in talent and go-to-market strategy. So, I would focus on those two global agencies as opportunities for us.
Obviously, Media continues to be a very good performer for us. There are a lot of media pitches out in the marketplace, and we certainly have best-in-class media offerings. So, I would look to seeing an expansion in terms of client wins on the media side.
And I think the other aspect that we're seeing: SABIC is a good example of RFPs coming into IPG from the holding company's perspective. And the marketplace looking for the best of IPG. And that's one area that I think we have proven ourselves, that we are very capable of doing, and that we have a number of IPG solutions in the marketplace. The SABIC win, it was a head-on competition between us and the other holding companies, and we fared well. We have one other going on right now in terms of a holding company pitch, and where we are cautiously optimistic on that one. So I think those are the trends we are seeing in the marketplace.
The marketplace - you have to bring your best solutions to our clients, and we've been using a notion of open architecture for years, and I think, I'm very pleased with the fact that we are starting to see real traction on the ability for our agencies - including our independents. When you see independent agencies tapping into Lowe, for example, for multinational pitches, and responses to their existing clients, that's a good indication of the depth of our resources.
Mr. Chesler:
Thanks. And there was an earlier question that was talking about the onboarding of clients and the contribution to revenue and the relationship with costs. If you think about it for the fiscal-year basis, on a net-net basis, these are great wins for you, and it positions you really well. For the full year, do they contribute incrementally on a net basis to the achievement of the 50 bps margin target?
Mr. Roth:
They all won't be onboarded for the full year, but certainly their revenue will contribute to our expansion. But again, the point here is, when you onboard new clients, you build up. You have to hire talent, and it's not until they're fully up and running do you really see the margin contributions that you expect to see with a fully serviced client, if you will. So it'll ramp up. It's all not going to happen - you don't wave a magic wand, and all of a sudden you ramp up and the margins are delivering. It takes over a period of time to do that. But I'd certainly rather be in that position than not have them.
Mr. Chesler:
Indeed. Thank you.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
You're welcome.

Operator:
Your next question comes from Ben Swinburne, Morgan Stanley.
Benjamin Swinburne, Morgan Stanley:
Thanks, good morning.
Two for Frank on some of the numbers. On the cash flow side, Frank, should we assume the buybacks this year sort of pace with your cash flow generation? I think, certainly from a working cap perspective, Q1 is usually a low quarter. So any color on that would be helpful. Then, maybe another sort of housekeeping one, just on the Olympics. Can you just remind us of the Olympics headwinds this year? Timing, are they all in Q3, or is it more spread out, and any way to size those as we think about the rest of the year?
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
I think it's a good assumption, Ben, to look at buybacks and the phasing and correlating with our cash flows, which are seasonal, as you know. As you pointed out, the first quarter is usually working capital negative. So they usually track pretty close.
With respect to the Olympics and the third quarter, which was a big impact, the actual headwinds, I cannot remember what the number is, quite frankly.
Mr. Swinburne:
Okay, but it's -

Mr. Mergenthaler:
- in the U.K.
Mr. Swinburne:
- so it's all concentrated in Q3?
Mr. Mergenthaler:
Yes, Q3 and it's the U.K.
Mr. Swinburne:
Right, right.
Michael Roth, Chairman of the Board and Chief Executive Officer:
On the share buyback, if you just take a look at the first quarter, our average price was a little bit over $12: $12.25. So, we don't look at it as certain price targets. The way to do this is over a period of time, do it on a program basis. We do have some flexibility to move on blips of our share price, but the right way to do this is consistent with our cash flow, and over a reasonable period of time. Otherwise it distorts the marketplace, and it's not - it's consistent with what, the way we've done that in the past, and it's worked well for us.
Mr. Swinburne:
Thanks, Michael.
Mr. Roth:
Thank you.

Operator:
Your next question comes from Robert Fishman, Nomura.
Robert Fishman, Nomura:
Good morning.
While your European competitors spend a lot of time discussing digital in great detail, - and we know you don't break out digital revenue specifically - that said, we are wondering if you could try to give us a sense of how much your digital initiatives are contributing to your overall growth? And if you don't want to go there, maybe discuss how quickly some of your more digitally focused agencies, like Huge or R/GA that you touched on in your prepared remarks, are growing?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, again -you're right, and it is a standard question we get - we don't silo our digital offerings. We happen to have R/GA, Huge, MRM, which are separate, if you want to call them digital agencies. I wouldn't call them pure-play digital agencies, but they are viewed that way in the marketplace. But all our agencies - frankly, we just had a Board meeting up in Boston, and when we review our capabilities of our agencies, you can see all the digital capabilities there, and if you look at, for example, Weber Shandwick, the capabilities of Weber Shandwick, particularly in the social media environment. So, it really is across the board. All of our agencies have very strong digital capabilities.
That said, R/GA and Huge are expanding globally. R/GA is in Latin America, it's in AsiaPac, it's in the U.K., it's in Budapest. So R/GA is expanding globally, and that's consistent with their growth, if you will. And Huge is expanding globally as well. So we are making investments in the expansion of those, if you want to call them pure-play digital agencies, but all of our agencies have digital capability, and we don't keep track of it.
I find it hard to believe that people can really keep track of their digital play. Even in the siloed environment, it's hard to keep track of it. So that's the reason we don't put it out there. But it's a significant part of our growth and our future, which is why we are making the kind of investments in talent that we've been making.

Mr. Fishman:
Okay, great. Thought we would try. Thank you.
Mr. Roth:
Right. [Laughter.] Nice try.

Operator:
Your next question comes from Peter Stabler, Wells Fargo.
Peter Stabler, Wells Fargo Securities:
Good morning. Thank you.
Question on Europe: I realize it's only 10% of the quarter, but I'm just trying to get a sense of whether you were significantly surprised by the continued weakness here, and put another way, what's your visibility in Europe? Is it more difficult in Europe, given all the uncertainties, to look out multiple quarters than it is, let's say, in the U.S.? Even though you might be dealing with similar multinational clients?
And then, can you touch on, I think you said that your expectations for the year don't include any sort of estimate for a recovery in Europe - “recovery” is probably not the word any of us would use - we're trying to understand if your expectations bake in a level of continued decay, or whether you think that there's at least stabilization that might be possible? Thank you very much.
Michael Roth, Chairman of the Board and Chief Executive Officer:
I think one of the problems you run into in our first quarter is the size of the numbers. It doesn't take much, either in positive or negative, to have a material impact on the organic growth or lack of. And I think we're seeing that in the first quarter. It certainly - 5.8% is a higher number than we would have expected. But again, that's not a material number, if you will. I would expect, absent a further deterioration in Europe, that that number will get more in line with the low-single-digit negative number which was similar to what we had in 2012. So that is a more in line, but again, if it varies from that, it's not going to have a significant impact on us because of - as that number goes negative, and the other numbers go positive, it becomes a smaller number in relation to our total revenue and profitability. So we don't like to see it go that way, but of course, that's the benefit of a holding company.
The visibility, the issue we have there is local business. And we get better visibility into our global clients in terms of what they're budgeting for their spend in those markets, but it's the local clients that are more subject to cutbacks on a short-term basis.

Mr. Stabler:
Just one quick follow-up there, Michael. Do you think you guys are any more or less exposed to local than your peers, who kind of generally talk about half the business being in these markets being global and half being local?
Mr. Roth:
Well, frankly, we're not based over there. So certainly some of our competitors have a greater percentage of their business in those markets, and I think you've seen that in their results. So I would say they're more exposed to it than we are, if you just look at the percentages. And that's all I can comment. I don't know the rest of their business.
Mr. Stabler:
Thanks for the color.

Operator:
Your next question comes from Tim Nollen, Macquarie.
Tim Nollen, Macquarie:
Hi, thanks.
I have another question on margins, please. Just to make sure I understand the shape of operating margins this year. You've been saying Q2 might be a little bit on the light side, for understandable reasons, with account losses and ongoing pitches. But if you have ongoing pitches and the pipeline is still good, might that continue through, and how much impact does that have? And to make it more of a positive tone, if you're going to flattish on margin - I'm not going to pin a number on you - but if, let's say, it's flattish, doesn't that imply like 100 basis points of pickup in the second half? And then if that all pans out as such, and you do win some business, and you keep driving costs down, aren't we talking about a lot more than 50 basis points in margin pickup next year?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, the answer to your question is, I hope we are that busy in pitches and spending money and converting it later on. I view that as money well spent. So, if the explanation - not that I believe that's in fact going to be a truism - but if the explanation is that the ramp-up of expenses is greater because of pitch activity, and we convert it to new business, I think you'll accept that explanation.
But this is the way we manage our business, and we build up expenses for the pitches, and we onboard people. What's interesting about our business - since we have some time let me talk about it [Laughter] - when you win new business, you actually have to go out and recruit a significant amount of people to service those businesses. So that's one of the explanations you see in the mismatch, if you will, on bringing new clients onboard, because you want to hire them as quickly as possible so that you're ready to take on and onboard the revenue stream. So that's part of what we're seeing. And yes, it may give some pressure on margin during that period, evidenced in the first quarter, but it should give rise to a greater expansion of margin, and obviously when that happens, we'll build it into our forecast.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
And, Tim, winning some meaningful accounts earlier in the year is helpful to the margin progression.

Mr. Nollen:
Sure. Any, do you dare or care to make a comment on next year?
Mr. Roth:
No.
Mr. Nollen:
[Laughter] Okay.
Mr. Mergenthaler:
[Laughter.] Not this year.
Mr. Roth:
[Laughter.] I just have to say, the first quarter doesn't make a year -
Mr. Nollen:
Yes, sure, but I think you can tell from the tone of most of these questions, we're pretty pleased with the way it looks, and if it pans out, it's looking better.
Mr. Roth:
I can tell you this much. At this point in the year versus last year, we are in much better position. So that's encouraging for us, and like I say, if we keep the back door closed, then obviously that's the way we want to operate our business.
Mr. Nollen:
Okay, thanks. Can I ask just one quick follow-up, please, on the U.K.? I heard your answer before, and you have good businesses and operation there, but the economy in the U.K. isn't really that much different from the Eurozone. Why would you be so strong, so consistently, in the U.K., versus pretty negative in Europe?
Michael Roth - Interpublic Group of Companies Inc - Chairman and CEO
Again, the numbers are not that big. So all we need is one particular client to spend in the first quarter and it somewhat distorts. I'm not putting the U.K. in the category of an emerging market, like Latin America. It's nice to see a positive, but I don't know whether we can continue to show that kind of organic growth in the U.K.
Mr. Nollen:
Sure. Okay, thanks a lot.
Mr. Mergenthaler:
You're welcome.

Operator:
Your next question comes from Dan Salmon, BMO Capital Markets.

Daniel Salmon, BMO Capital Markets:
Good morning, guys. Michael, you've always take a lot of pride in Interpublic's role in sports marketing and Octagon. Would you ever have any interest in any of the assets at IMG?
Michael Roth, Chairman of the Board and Chief Executive Officer:
[Laughter.] I think we are well represented by Octagon. They're doing a great job. They are certainly a force in the marketplace, and we're comfortable with the work that they're doing and their size.
Mr. Salmon:
Okay, great. I will leave it there.
Mr. Roth:
[Laughter.] Thank you.

Operator:
Your next question comes from James Dix, Wedbush Securities.
James Dix, Wedbush Securities:
Good morning, gentlemen.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
Good morning, James.
Mr. Dix:
With all the new business coming in the door, you might have been excused for forgetting about the macro environment. But just turning back to it, how did your performance by region compare to your internal expectations for the first quarter? How do you feel about the overall macro environment now versus a couple of months ago? And then I just have a follow-up.
Michael Roth, Chairman of the Board and Chief Executive Officer:
This isn't that far from when we did our year-end numbers, and we gave out our 2% to 3%. We haven't changed on that. I think that certainly the tone of the business is better than it was last year, but I'm not raising any flags in terms of victory, in terms of turning the corner and getting back to the levels of 4% to 5% growth that we would like to see on an ongoing basis. So we're still cautious about it. And I think 2% to 3% is a fair number to use, given the macro economic environment that we are in.
We still have problems in Europe, and the spillover effect of that is real. The United States, although it's growing, is not growing at the rates I would like to see it growing at. And we still have issues, obviously, in Washington and what impact it has on confidence. I mean, this business is based on confidence, and until we get all these issues behind us, it's going to be hard for us to put out a number that shows any strength in the economy greater than in the low single digits that we're talking about.
So, the surprises? Europe was a surprise, but how do you predict small numbers like that and the effect of it? So I think it was pretty consistent with what - we do are forecasting on a bottoms up. We're not, no one is really great on a quarter-by-quarter basis in terms of how you can forecast this business. So that's why we look - we're very careful in saying this is a full-year analysis, and that's how we manage our business. So I'm very comfortable now with the numbers we've given, and it looks like, given the fact that we have this positive news, in our ability to achieve it.
Mr. Dix:
Okay, great. And then one follow-up on expense. Just as we see the new business wins come in and the associated expenses, any particular line items we should be focusing on? I mean, is it all going to be in base salaries, or are there any other of the subcomponents which you provide all the detail on that we should be thinking about as well?
Mr. Roth:
Well, first of all, base salaries is obviously an important factor. As you ramp up people to service a business, your salary levels go up. We use temporary help during the period until we get our full-time capabilities within it. And sometimes you see a little ramp-up in occupancy, because we actually have to take some space for these people. For example, Mullen is going to beef its presence on the West Coast because of the Acura win. So those are the kinds of things that we're in the process of addressing.
Mr. Dix:
Okay. So, temporary help maybe, and maybe some in the O&G line, other than just the base salaries line that we'll be focusing on?
Mr. Roth:
Right.
Mr. Dix:
Okay, great. Thanks very much.
Mr. Roth:
Thank you.

Operator:
Your next question comes from Brian Wieser, Pivotal Research.
Brian Wieser, Pivotal Research:
Hi, thanks for taking the question.
Quick question on the pass-throughs. I was wondering how much of the organic growth was attributable to that? And, secondly, I was just wondering if you could talk about some of the APAC markets? You mentioned that Australia and India were up. By inference, some of the other major markets were not, or they were less up. Just curious if you could talk about that region and your expectations for the rest of the year?
Michael Roth, Chairman of the Board and Chief Executive Officer:
We had some more difficult comps in China that we had to deal with. We had an event in China. So the growth in China was not consistent with that because of that comp, if you will. Japan was relatively flat, slightly up, I believe. And Australia, as I've said, and India were very solid. And LatAm, we talked about.

In terms of the pass-throughs, as Frank indicated in his remarks, and I indicated in mine, the pass-through cost, the growth in our pass -- in our expense line - is probably similar to what you see on the growth side.
Frank Mergenthaler, Executive Vice President and Chief Financial Officer:
All of the growth, Brian, on the O&G side, as we said in the comments, was primarily pass-through.
Mr. Weiser:
So if we stripped out that 0.7% from the organic growth, would that be a more accurate number, if you stripped out the pass-throughs?
Mr. Mergenthaler:
Almost all of the growth in the O&G line comes from pass-throughs, so you can -
Mr. Weiser:
- Got it.
Mr. Mergenthaler:
- provide enough data in there, you can do that.
Mr. Weiser:
Okay, thank you.
Mr. Roth:
Thank you, Brian.

Operator:
At this time, I will turn the call back to Mr. Roth for final comments.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Well, my final comments are, we are excited. We're encouraged by what we see this first quarter, and we thank you for all your support. And we still have the rest of the year to go. So we are working hard.
Thank you very much.
Operator:
This does conclude today's conference.

*    *    *    *    *

Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management's beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients' financial condition and on our business or financial condition;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates; and

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.
Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors.